Exhibit 16.1

November 1, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Dear Commissioners:

We have read the comments made by Heritage Oaks Bancorp, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Heritage Oaks Bancorp dated October 31, 2011, effective November 1, 2011, and are in agreement with those statements.

Yours truly,

/s/ Perry-Smith LLP
Sacramento, California

cc:	Mr. Daniel O’Hare Audit Committee Chairperson Heritage Oaks Bancorp